EXHIBIT 11  COMPUTATION OF NET INCOME (LOSS) PER SHARE (IN THOUSANDS)


                                                         Three Months                   Nine Months
                                                             Ended                         Ended
                                                         September 30,                 September 30,
                                                  ----------------------------------------------------------
Primary:                                               1997           1996           1997           1996
--------                                          -------------   ------------     ----------    -----------
Weighted average common shares
  outstanding                                          18,727         14,251          18,654         9,562
Net effect of dilutive stock options and
  warrants-based on the treasury stock
  method using average market price                     1,351                          1,085           288
                                                  -------------   ------------     ----------    -----------
Totals                                                 20,078         14,251          19,739         9,850
                                                  =============   ============     ==========    ===========

Net income (loss)                                   $   1,318          $(490)       $  1,828      $ (4,578)
Dividends preference attributable to Series
  A Convertible Preferred stock (Note 1)                    -              -               -          (858)
Dividends attributable to Series B
  Exchangeable Preferred Stock (Note 2)                     -              -               -          (348)
                                                  -------------   ------------     ----------    -----------
Net income (loss) attributable to common shares     $   1,318      $    (490)       $  1,828      $ (5,784)
                                                  =============   ============     ==========    ===========

Per share amount                                    $    0.07      $   (0.03)       $   0.09      $  (0.59)
                                                  =============   ============     ==========    ===========

Fully diluted:
--------------

Weighted average common shares
  outstanding                                          18,727                         18,654
Net effect of dilutive stock options and
  warrants-based on the treasury stock
  method using quarter-end market price which is
  greater than average market price                     1,428                          1,360
                                                  -------------                    ----------
Totals                                                 20,155                         20,014
                                                  =============                    ==========

Net income attributable to common shares            $   1,318                       $  1,828
                                                  =============                    ==========

Per share amount                                    $    0.07                       $   0.09
                                                  =============                    ==========




Note 1 - The dividend preference was eliminated upon conversion of Series A Convertible Preferred Stock into Common Stock upon completion of the Company's initial public offering on June 5, 1996.
Note 2 - The Series B Exchangeable Stock was redeemed in full on June 5, 1996 using a portion of the net proceeds from the initial public offering.





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